Exhibit 99.1

The Lovesac Company Appoints Mary Fox to Its Board of Directors

STAMFORD, Conn., February 25, 2020 (GLOBE NEWSWIRE) -- The Lovesac Company (Nasdaq:LOVE) today announced that Mary Fox has been appointed to the company's board of directors, effective February 25, 2020.

Since 2018, Ms. Fox has served as General Manager for North America Consumer Products at BIC (OTCMKTS: BICEF). Prior to joining BIC, she spent six years at L’Oréal (OTCMKTS: LRLCF) in various roles within Ecommerce, New Business Development, and Business Transformation in the United States. Before L’Oréal, Ms. Fox held several leadership positions at Walmart (NYSE: WMT) in both the United States and International divisions. During her time as SVP Global Sourcing at Walmart, Ms. Fox co-founded the Sustainable Apparel Coalition (SAC) in 2009 with Patagonia, which is now the leading apparel, footwear, and textile coalition focused on sustainable production with over 10,000 members.

Andrew Heyer, chairman of the board of directors, stated, “We are pleased to welcome Mary to our board. She is a seasoned global executive with more than 24 years of experience working with consumer goods companies and a diverse background that includes serving in a range of roles across ecommerce, merchandising, operations, global brand management, and mergers and acquisitions.”

Heyer continued, “Importantly, Mary’s work in the area of sustainability will be a great asset to Lovesac, bolstering the company’s already strong commitment to sustainability and it’s Designed for Life philosophy that is foundational to its product innovation and supply chain strategies. We look forward to benefitting from her expertise as we continue to drive brand awareness and capitalize on the significant market share opportunity we see for Lovesac.”

Mary Fox commented, “I’m honored to be joining The Lovesac Company’s board of directors. I admire Lovesac’s differentiated offering and disruptive business model complemented by its effective marketing strategies and multi-channel approach to growth. I look forward to working with the board and management to help guide the future of Lovesac as the team focuses on executing its growth strategy and expanding the company’s market share.”

Ms. Fox graduated from Coventry University in the United Kingdom, and holds a degree in manufacturing, engineering and business studies.

The Company also announced today that Jared Rubin has resigned from its board of directors. As a result, the number of directors will remain at seven.

Heyer concluded, “We thank Jared for his contributions to Lovesac as a board member. We are extremely grateful for his guidance and leadership.”

About The Lovesac Company

Based in Stamford, Connecticut, The Lovesac Company is a direct-to-consumer specialty furniture brand with 91 retail showrooms supporting its ecommerce delivery model. Lovesac’s name comes from its original Durafoam filled beanbags called Sacs. The company derives a majority of its current sales from its proprietary platform called Sactionals, a washable, changeable, reconfigurable, and FedEx-shippable solution for large upholstered seating. Founder and CEO, Shawn Nelson’s, Designed for Life philosophy emphasizes sustainable products that are built to last a lifetime and designed to evolve with the customer’s needs, providing long-term utility and ultimately reducing the amount of furniture discarded into landfills.

Investor Contact:

Rachel Schacter, ICR

(203) 682-8200

InvestorRelations@lovesac.com